Exhibit 10.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Agreement”), is entered into as of this 9th day of November, 2005 (the “Agreement Date”) among NHNY Acquisition Corp., Inc. a Delaware corporation (“Buyer”), New Horizons Computer Learning Centers of Metropolitan New York, Inc., a Delaware corporation (“Parent”), Henry Stern and Adele Stern (each, a “Seller,” and, collectively, “Sellers”). All capitalized terms used herein shall have the meanings ascribed to such terms in Section 9.1 below.

RECITALS:

A.	Sellers currently own all of the issued and outstanding capital stock (the “Stock”) of Training Solutions, Inc., a New York corporation (the “Company”); and

B.	The parties desire that Sellers sell to Buyer and Buyer purchase from Sellers the Stock of the Company upon the terms and conditions hereinafter set forth.

In consideration of and in reliance upon the representations, warranties and obligations in this Agreement, the parties agree as follows:

ARTICLE 1

PURCHASE AND SALE OF STOCK

1. Purchase and Sale of Stock.

1.1 Definition Reference. Certain capitalized terms are defined in Section 9.1.

1.2 Purchase of Stock. Subject to the terms of this Agreement, Sellers agree to sell, transfer and assign to Buyer free of all Liens, and Buyer agrees to purchase the Stock of the Company from Sellers.

ARTICLE 2

CONSIDERATION

2. Consideration.

2.1 Purchase Price. In consideration of the Stock to be acquired by Buyer hereunder, Buyer will pay to Sellers the aggregate purchase price (the “Purchase Price”) of Five Hundred Thousand Dollars ($500,000), subject to the provisions of Section 7.3, which shall be comprised entirely of cash.

2.2 Payment of Purchase Price. Seller acknowledges that Buyer has paid $10,000 of the Purchase Price to Seller on November 3, 2005. Simultaneous with the execution hereof, Buyer shall:

(a) remit to Seller a check in the sum of $65,000; and

(b) deposit $425,000 of the Purchase Price in an escrow account (the “Escrow Account”) with Wells Fargo Bank, N.A. (the “Escrow Agent”).

2.3. Closing Date Payment. Provided that all of the closing conditions set forth in Section 5.1 have been satisfied to the reasonable satisfaction of Buyer, upon the written direction of Buyer the Escrow Agent shall release the Purchase Price, minus an amount equal to any and all Indebtedness of the Company as of the Closing Date, to Sellers on the Closing Date (the “Closing Date Payment”). Any amount remaining in the Escrow Account after the Closing Date Payment has been released to Sellers shall be released to Buyer.

2.4 Acid Test Adjustment. In the event that the Acid Test Ratio, as defined in Section 5.1(k), is less than 1:1, the amount of the Closing Date Payment shall be decreased by the amount necessary for the Acid Test Ratio to equal 1:1.

2.5 Payment of Indebtedness. Buyer will pay, or cause to be paid, in full on or immediately following the Closing Date the Indebtedness of the Company. In order to facilitate such repayment, as soon as practicable before the Closing, Sellers shall cause the Company to obtain payoff letters for the repayment of such Indebtedness, which payoff letters will be in a commercially reasonable form and shall indicate that such lenders have agreed to release immediately all applicable Liens relating to the assets and properties of the Company (collectively, the “Pay-Off Documents”). Except as otherwise set forth in this Section 2.5, Seller shall not be required to satisfy any other liabilities (other than Indebtedness) at Closing and Buyer will purchase the Company subject to such other liabilities.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLERS

3. Representations and Warranties of Sellers. Sellers hereby represent and warrant to Buyer as follows:

3.1 Organization.

(a) Organization and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. The Company has full corporate power to own, lease and operate its assets and carry on its business as and where such assets are now owned or leased and as such business is presently being conducted.

(b) Qualification. The Company is not qualified and is not required to be qualified to do business as a foreign corporation in any states or countries.

(c) Other Ventures. The Company does not have any ownership interest in any business entity, is not a member of any partnership or joint venture.

(d) Corporate Records. Sellers have permitted Buyer to examine true and complete copies of the Company’s corporate minute and stock record books. The corporate minute books contain the Certificate of Incorporation and By-laws of the Company as in effect on the date hereof and a true and complete record of all actions by, and meetings of, the directors (and committees thereof) and shareholders of the Company and accurately reflect all transactions referred to therein. The stock record books of the Company accurately set forth all stock issuances, transfers and other transactions in the shares of the capital stock of the Company since the date of its incorporation.

(e) Ownership of the Company. All of the issued and outstanding shares of the capital stock of the Company are owned of record and beneficially by Sellers, free of all Liens. Upon consummation of the transactions contemplated hereby, Buyer will acquire from Seller good and valid title to the Stock free of all Liens.

(f) Capitalization of the Company. The authorized capital stock of the Company consists of 200 common shares, without par value, of which 200 are issued and outstanding to Sellers. All of the Stock has been duly authorized and validly issued and is fully paid and nonassessable and has been issued in compliance with (and since issuance, has not been transferred except in compliance with) all applicable federal and state securities Laws and applicable exemptions from registration requirements arising out of such Laws, and any preemptive rights, rights of first refusal, or similar rights of any Person. There are no outstanding (a) options, warrants or other rights issued by the Company to issue or acquire any shares of capital stock of the Company, or (b) securities convertible into or exchangeable for any shares of capital stock of the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any outstanding shares of capital stock.

(g) Seller Enforceability; Power; Organization. Sellers have full power and authority to execute, deliver and perform this Agreement and each of the agreements and documents delivered by Sellers in connection herewith. This Agreement and each other agreement and document delivered by Sellers in connection herewith have been duly executed and delivered by Sellers and constitute Sellers’ binding obligations enforceable in accordance with their respective terms.

3.2 Agreements.

(a) Consents. Except as provided on Schedule 3.2(a), no approval or consent of, or filing with, any Person or Governmental Authority is required in connection with the transactions contemplated hereby or the execution, delivery or performance by Sellers of this Agreement or any other agreement or document delivered by or on behalf of Sellers in connection herewith.

(b) No Conflicts. Except for Scheduled 3.2(a), no action taken or required to be taken by or on behalf of the Company or Sellers in connection herewith, including, but not limited to, the execution, delivery and performance of this Agreement, and each other agreement and document delivered by either of them in connection herewith: (i) gives rise to a right of termination or acceleration under any Contract by which the Company is bound; (ii) conflicts with or violates any Law; the Company’s Certificate of Incorporation or Bylaws; any Contract by which the Company or Sellers are bound; or any order, arbitration award, judgment, decree or other similar restriction to which the Company or Sellers are subject; or (iii) constitutes an event which, after notice or lapse of time or both, could result in any of the foregoing.

3.3 Financial.

(a) Financial Records. Schedule 3.3(a) includes a complete copy of the audited consolidated financial statements of the Company as of and for the fiscal years ended February 28, 2003, February 29, 2004 and February 28, 2005 (collectively, the “Audited Financial Statements”), and the unaudited consolidated financial statements of the Company as of and for the for the period ended July 31, 2005 (the “Interim Financial Statements”). The Audited Financial Statements have been prepared in accordance with GAAP, consistently applied, and present fairly, in all material respects, the consolidated financial position of the Acquired Companies as of the dates indicated and the results of operations for the periods then ended. The balance sheet as of the Closing Date is herein referred to as the “Acquisition Balance Sheet.” The Interim Financial Statements and the Acquisition Balance Sheet have been prepared in accordance with GAAP, consistently applied, and present fairly, in all material respects, the financial position of the Company as of the date indicated and the results of operations for the period then ended, subject to (1) normal year end adjustments, (2) the absence of disclosures normally made in footnotes and (3) new bills which arrive after the Closing Date but which relate to periods prior to the Closing Date.

(b) Liabilities. The Company has no Liabilities except liabilities provided for or reserved against on the Acquisition Balance Sheet. Since February 28, 2005, there has not been any incurrence (whether discharged or not) of any Liability by the Company other than current Liabilities of the Company incurred, and obligations entered into, in the ordinary course of business consistent with past practice.

(c) No Changes. Since February 28, 2005, the Company has been operated only in the ordinary course, consistent with past practice. Since that date, there has not been any material adverse change, or event or circumstance which might reasonably be expected to result in a material adverse change, in the Company’s assets, liabilities, business relationships or prospects. Without limiting the generality of the foregoing, since that date, except as listed on Schedule 3.3(c), there has not been with respect to the Company any:

(i) waiver, release, cancellation or compromise of any debts owed to it or claims or rights against others;

(ii) change in existing credit arrangements with any bank or other institution;

(iii) dividend or other distribution declared or paid to the Company’s shareholders or any redemption or repurchase of any shares of capital stock;

(iv) purchase or lease (or commitment to purchase or lease) any assets;

(v) (a) except for amounts owed under the Company’s bank credit line, creation, incurrence or assumption of any debt in excess of $5,000, (b) assumption, guarantee, endorsement or other act of becoming liable or responsible for the obligation of any other Person, or (c) making of any loans or advances or capital contributions to, or investments in, any other Person;

(vi) new Contract entered into or then existing Contract modified or terminated, except that the Company may supplement Liabilities which are incurred in the ordinary course and become known later;

(vii) sale or disposition of any assets in excess of $10,000; or

(viii) any change in the Company’s accounting procedures or practices or its financial structure.

(d) Taxes. All Tax returns, reports and declarations (collectively, “Tax Returns”) required by any Governmental Authority to be filed in connection with the properties, business, income, expenses, net worth and franchises of the Company have been timely filed, and such returns are correct and complete. All Taxes due in connection with the properties, business, income, expenses, net worth and franchises of the Company have been paid, other than any Taxes which are not yet due or which, if due, are not yet delinquent or are being contested in good faith, and for which in all cases reserves have been established in the Acquisition Balance Sheet which are sufficient to cover the payment of all such Taxes. There are no Tax claims, audits or proceedings pending in connection with the properties, business, income, expenses, net worth and franchises of the Company, and, to the Knowledge of Sellers, there are no such threatened claims, audits or proceedings. There are not currently in force any extensions of time with respect to the dates on which any Tax Return was or is due to be filed by the Company, or any waivers or agreements for the extension of time for the assessment or payment of any Tax.

(e) Accounts Receivable. The accounts receivable reflected on the Acquisition Balance Sheet and accounts receivable arising after the date of the Acquisition Balance Sheet and reflected on the books and records of the Company represent valid obligations arising from sales actually made or services performed. The accounts receivable reflected on the Acquisition Balance Sheet are stated thereon in accordance with GAAP, consistently applied. Except to the extent paid prior to the Closing Date, such accounts receivable are or will be as of the Closing Date current and collectible within 60 days of the Closing Date (net of the respective reserves shown on the Acquisition Balance Sheet, which reserves are adequate and calculated consistent with past practice). The Company has not received notice of any contest, claim, right of setoff or bankruptcy with respect to its accounts receivable, other than returns and discounts in the ordinary course of business for which reserves are shown on the Acquisition Balance Sheet.

3.4 Legal.

(a) Compliance with Laws. The Company is not currently in violation of any outstanding arbitration award, judgment, order or decree or any Law. There are no currently pending allegations of or inquiries concerning any violations of Law by the Company. Except as provided on Schedule 3.4(a), the Company is not required to have any permits, licenses, approvals or authorizations of any Governmental Authority. No Governmental Authority has issued to Seller any currently effective claims, notices, orders or directives with respect to the business or any assets of the Company. The Company is not required to make any expenditures to achieve or maintain compliance with any Law, other than those required in the ordinary course of the Company’s business.

(b) Litigation. No claim, litigation, investigation or proceeding is pending or, to the Knowledge of Seller, threatened by or against the Company, nor, since January 1, 2000, has the Company been involved in any claim, litigation or proceeding. To the Knowledge of Sellers, there is no current state of facts or event which could reasonably be expected to form the basis for such a claim, litigation, investigation or proceeding. No arbitration award, judgment, order, decree or similar restriction is outstanding against or relating to the Company or its assets, business or products.

3.5 Contracts.

(a) Contracts. Schedule 3.5(a) contains complete and accurate list of all Contracts to which the Company is a party or is otherwise bound having a value in excess of $5,000.00 (the “Company Contracts”), including, but not limited to: (i) all Contracts related to the providing of educational training services, (ii) all loan, financing, security, credit or other Contracts evidencing or relating to indebtedness, guarantees, or Liens; (iii) all Contracts which contain an obligation of confidentiality with respect to information furnished by the Company to a third party or received by the Company from a third party; (iv) all Contracts relating to the Company’s capital stock; and (v) all Contracts relating to the acquisition by the Company of the stock or assets of any Person. The Company has delivered to Buyer accurate and complete copies of each Contract listed on Schedule 3.5(a), and an accurate and complete written description of each oral Contract required to be listed on Schedule 3.5(a), in each case with all modifications and amendments thereto. All of the Contracts required to be disclosed on Schedule 3.5(a) are valid, in full force and effect as of the Closing and enforceable in accordance with their terms by the Company and to the Company’s Knowledge, will not be affected by the consummation of the transactions contemplated hereby.

(b) Compliance with Contracts. The Company is not in default or in violation of any Company Contract, and no event has occurred which, with notice or lapse of time or both, would constitute such a default or violation. There have been no discussions or correspondence concerning breach by the Company or termination of any Company Contract. To the Knowledge of Sellers, there is no default under or any violation of any Contract by any other party thereto.

(c) Insurance. Schedule 3.5(c) lists all insurance policies maintained by the Company and identifies for each such policy the following: underwriter, policy number, coverage type, premium, expiration date, coverage amount and deductible. Such insurance policies protect the Company’s properties from losses and risks in a manner reasonable for its business and assets. All such policies are in full force and effect and all premiums have been paid. Except for amounts deductible under policies of insurance and described in Schedule 3.5(c) or as otherwise set forth in such Schedule, the Company is not, and has not been at any time, subject to Liability as a self-insurer. There is no dispute pending, and, to the Knowledge of Sellers, no state of facts or event which could reasonably be expected to form the basis for a dispute, with any underwriter of the Company’s insurance. The Company has never received notice from any insurer threatening to cancel any insurance coverage or requiring any changes or corrective work which has not been satisfied. There are no claims pending under any insurance policy listed on Schedule 3.5(c).

(d) Banks and Brokers. Schedule 3.5(d) contains an accurate and complete list of (i) the name of each bank, trust company and stock or other broker with which the Company has an account, credit line or safety deposit box or vault, or otherwise maintains relations, and the account number thereof, (ii) the names of all persons authorized to draw thereon or to have access to any safe deposit box or vault, (iii) the purpose of each such account, safe deposit box or vault, and (iv) the names of all persons authorized by proxies, powers of attorney or other like instruments to act on behalf of the Company in matters concerning any of its business or affairs. No such proxies, powers of attorney or other like instruments are irrevocable.

3.6 Conflicts of Interest. Except as set forth on Schedule 3.6, neither Sellers, nor any director or officer of the Company, nor any relative or Affiliate of any of the foregoing: (i) owes any amount to, or is owed any amount by the Company, or to the Knowledge of Sellers, has any cause of action or claim against the Company; (ii) is a party to any Contract with the Company; or (iii) received a loan, gift or advance from the Company.

3.7 Regulatory Compliance.

(a) Sellers and the Company currently maintain and, since April 13, 1990, (the “Compliance Date”) have maintained without interruption, all licenses, permits, approvals, clearances, consents, certificates and other evidences of approval or authority of Sellers or the Company that are necessary to the conduct of the business of the Company to the full extent as required to be conducted at all times since the Compliance Date (“Educational Approvals”) issued by any person, entity or organization, whether governmental, government chartered, private, or quasi-private, that engages in granting or withholding Educational Approvals for, or regulates proprietary schools, their agents, or employees in accordance with standards relating to the performance, operation, financial condition, or academic standards of such schools, and the provision of financial assistance by and to such schools, including specialized accrediting agencies and loan guaranty agencies (“Education Agencies”). Schedule 3.7(a) contains a complete listing and summary description of all Educational Approvals since the Compliance Date and the periods in which each is or was in full force and effect and the period, if any, when each was subject to any conditions, limitations or restrictions.

(b) Sellers and the Company are, and, since the Compliance Date, have been in compliance with the terms and conditions of all such Educational Approvals, and have timely notified and obtained all required approvals from, all applicable Education Agencies of each substantive change in Sellers or the Company since the Compliance Date (including any changes in ownership or control).

(c) There are no proceedings pending to revoke, suspend, limit, condition, restrict or withdraw any Educational Approval, and, except as reflected on Schedule 3.7(c), to the Company’s Knowledge, there are no facts, circumstances or omissions concerning Sellers or the Company that could result in such a proceeding. Except as disclosed on Schedule 3.7(c), since the Compliance Date, neither Sellers nor the Company have received notice that Sellers or the Company is in violation of any of the terms or conditions of any Educational Approval or alleging the failure to hold or obtain any Educational Approval. Neither Sellers nor the Company have received written or oral notice that any of the Educational Approvals will not be renewed, and, to the Knowledge of either Sellers or the Company, there is no basis for non-renewal.

(d) The Company has never received any Title IV funds and is not, nor has it ever been, in violation of a Title IV Program requirement.

(e) In addition, and without limiting the foregoing:

(i) Sellers and the Company possess, and since the Compliance Date, have possessed, all Educational Approvals required for each educational program the Company has offered. Schedule 3.7(e)(i) contains a complete listing of each educational program that the Company has offered since the Compliance Date, and a notation to indicate if any form of Student Financial Assistance (as defined in Section 3.7(d)(v)) was awarded to students in each such educational program.

(ii) Sellers and the Company possess, and since the Compliance Date have possessed, all Educational Approvals required in respect of each campus, location, or facility where the Company has offered all or any portion of any educational program. The Company has never offered any portion of an educational program (other than externship or internship sites) at any site other than its current address.

(iii) Sellers and the Company possess, and since the Compliance Date, have possessed, all requisite Educational Approvals to operate the Company in each jurisdiction in which the Company is located or in which it conducts any operations, including providing educational services, student marketing or recruiting.

(iv) The Company qualifies as a “proprietary institution of higher education,” is fully certified by the USDOE to participate in the federal student financial aid programs authorized under Title IV of the Higher Education Act of 1965, as amended (the “Title IV Programs”), and is party to, and in compliance with, a valid and effective program participation agreement with the USDOE that is in full force and effect. Evidence of renewal of the program participation agreement received by the Company from the USDOE is attached hereto as Exhibit “A”. Neither Sellers nor the Company is subject to, or, to either of their Knowledge, has been threatened with, any fine, limitation, suspension or termination proceeding. To the Company’s Knowledge, there are no facts, circumstances, or omissions concerning Sellers or the Company that could result in such an action by the USDOE.

(v) Schedule 3.7(e)(v) contains a complete listing of all governmental or private programs by which the Company has awarded or administered student financial assistance, including Title IV Program funding (collectively “Student Financial Assistance”), to or on behalf of its students since the Compliance Date, including a notation to identify those Student Financial Assistance programs that are currently available to students of the Company.

(vi) Sellers and the Company are, and since the Compliance Date, have been in compliance with all applicable rules, regulations and requirements pertaining to the Company’s participation in any Student Financial Assistance program, including the Title IV Programs. Except as disclosed on Schedule 3.7(e)(vi), to the Company’s Knowledge there are no facts, circumstances, or omissions concerning Sellers or the Company that could result in a finding of non-compliance with regard to such rules, regulations and requirements. Without limiting the foregoing:

(A) Since the Compliance Date, each education program offered by the Company was and is an eligible program in accordance with all applicable rules, regulations and requirements, including the requirements of 34 C.F.R. § 668.8, and the Company has properly measured the length of its educational programs for purposes of awarding and disbursing Title IV Program funds pursuant to USDOE requirements.

(B) For each fiscal year ending on or after the Compliance Date, each of the Company and Sellers have satisfied the standards of financial responsibility in accordance with USDOE requirements. Since the Compliance Date, neither Sellers nor the Company have been required by notice or law to post a letter of credit or other form of surety for any reason, including late or inaccurate student refunds.

(C) Since the Compliance Date, the Company has timely filed with the USDOE all required compliance audits and audited financial statements.

(D) Since the Compliance Date, the Company has calculated and paid refunds and calculated dates of withdrawal and leaves of absence in accordance with all applicable rules, regulations and requirements.

(E) Since the Compliance Date, the Company has complied with all Educational Agency requirements pertaining to externship and internship arrangements. Schedule 3.7(e)(vi)(E) contains a complete listing, including address and contact person, of every organization that has provided any externship or internship services to the Company or the Company’s students for the last two (2) years.

(vii) Schedule 3.7(e)(vii) contains a list of all USDOE program reviews, USDOE Office of Inspector General audits, compliance audits and any other reviews by Educational Agencies or entities that administer any form of Student Financial Assistance (including reviews of student complaints) relating to Seller or the Company since the Compliance Date (collectively “Compliance Review”). Except as disclosed on Schedule 3.7(e)(vii), no such Compliance Review, individually or in the aggregate, has adversely affected the Company or resulted in the imposition of any liability, financial or otherwise, affecting Seller or the Company. The Company has complied with, and fully resolved and satisfied, all of the findings and conditions arising from any Compliance Review. No Compliance Review remains pending or unresolved except as disclosed on Schedule 3.7(e)(vii).

(viii) The Company is not on probation, monitoring or warning status, or subject to any additional reporting requirements, with any Educational Agency. The Company has not been subject to any adverse action by any Educational Agency to revoke, withdraw, deny, suspend, condition or limit an Educational Approval (including being directed to show cause why an Educational Approval should not be revoked, withdrawn, conditioned, suspended or limited). To the Knowledge of Sellers and/or the Company, there are no facts, circumstances or omissions concerning Sellers or the Company that could lead to any such actions by an Educational Agency.

(ix) Sellers and the Company do not, and since the Compliance Date, have not, provided, or contracted with any entity that provides, any commission, bonus or other incentive payment based directly or indirectly on success in securing enrollments or awarding financial aid to any persons or entities engaged in any student recruiting or admissions activities or in making decisions regarding the awarding of student financial aid.

(x) None of Sellers, the Company or any Person that exercises substantial control over the Company (as the term “substantial control” is defined in 34 C.F.R. 668.174I(3)), or member of such person’s family (as the term “family” is defined in 34 C.F.R. 668.174I(4)), alone or together, (i) exercises or exercised substantial control over another Company or third-party servicer (as that term is defined in 34 C.F.R. 668.2) that owes a liability for a violation of a Title IV Program requirement or (ii) owes a liability for a Title IV Program violation.

(xi) None of Sellers or the Company has filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy.

(xii) None of Sellers, the Company or any of their employees have pled guilty to, pled nolo contendere to, or been found guilty of, a crime involving the acquisition, use or expenditure of funds under the Title IV Programs or been judicially determined to have committed fraud involving funds under the Title IV Programs.

(xiii) Neither Sellers nor the Company has employed in a capacity involving administration of funds under the Title IV Programs or the receipt of funds under those programs, any individual who has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of federal, state or local government funds, or has been administratively or judicially determined to have committed fraud or any other material violation of law involving federal, state or local government funds.

(xiv) Except as disclosed on Schedule 3.7(e)(xiv), neither Sellers nor the Company contracts with a third-party servicer (as such term is defined in 34 C.F.R. 668.2) to provide any services in connection with the processing or administration of the Company’s administration of the Title IV Programs.

(xv) Neither Sellers, nor the Company provides, or since the Compliance Date, have provided, any educational instruction on behalf of any other institution or organization of any sort. Except for the externship and internship arrangements disclosed in Schedule 3.7(e)(xv), no other institution or organization of any sort provides, or since the Compliance Date, has provided, any educational instruction on behalf of the Company.

(xvi) Identified on Schedule 3.7(e)(xvi) are all policy manuals and other statements of procedures or instruction relating to recruitment of students, including procedures for assisting in the application by prospective students for Financial Assistance; admissions procedures, including any descriptions of procedures for ensuring compliance with Educational Agency or other appropriate standards or tests of eligibility; and minimum required attendance policies and procedures for encouraging and verifying attendance (collectively referred to as the “Policy Guidelines”). True and complete copies of the Policy Guidelines have been delivered to Buyer. The operations of Seller and the Company have been conducted in all material respects in accordance with the Policy Guidelines which comply with all applicable rules, regulations and requirements.

(xvii) Complete and accurate books and records for all present and past students attending the Company have been maintained consistent with the operations of a Company business. All forms and records have been prepared, completed, maintained and filed in accordance with all applicable federal and state laws and regulations, and are true and correct in all material respects.

(xviii) Schedule 3.7(e)(xviii) contains a complete list of all governmental or other entities in the state of New York that, since the Compliance Date, have administered examinations or otherwise evaluated the qualifications of the graduates of the Company to work in the fields for which they have received training at the Company (“Licensing Agencies”). Except as disclosed on Schedule 3.7(e)(xviii), since the Compliance Date, to the Knowledge of Sellers and/or the Company, no Licensing Agency has communicated with the Company in any manner that would suggest that the Company’s graduates are not performing adequately on examinations or other procedures to evaluate their qualifications to work in the fields for which they have been trained at the Company. To the extent that any Licensing Agency has issued “pass rates” or similar reports, since the Compliance Date, measuring how the graduates of the Company have performed on their examinations or other evaluations, the Company has provided complete copies to Buyer.

(xix) The Company has delivered to Buyer true and complete copies of all correspondence (excluding general correspondence routinely sent to, or received from, any Educational Agency), including all Compliance Reviews and correspondence related thereto, received from or sent by or on behalf of Sellers or the Company to any Educational Agency to the extent such correspondence was sent or received since the Compliance Date.

3.8 Real Property. The Company does not own any real property. The real property leased by the Company located in the MFA Building at 450 West 41st Street, New

York, New York is the only real property currently leased or subleased to, or otherwise occupied by, the Company (the “Real Property”). Except as otherwise set forth in Schedule 3.8, the Real Property is in good and usable condition, normal wear and tear and casualty excepted. Since January 1, 2004, neither Sellers, nor the Company have received written notice of any pending or threatened condemnations, planned public improvements, annexation, special assessments, zoning or subdivision changes, or other adverse claims affecting the Real Property.

3.9 Personal Property. The Company owns each of the items of tangible personal property reflected on the Acquisition Balance Sheet as owned by it or acquired thereafter (except for assets that have been disposed of in the ordinary course of business since the date of the Acquisition Balance Sheet), free and clear of all Liens, except for Liens identified on Schedule 3.9(a). The condition of the tangible personal property is sufficient, in all material respects, for the operation of the business as currently conducted by the Company. Except for the personal property leases indicated on Schedule 3.9(b), no Person, other than the Company, owns or primarily utilizes any material equipment of the Company.

3.10 Employees. The Company has in the past been and is in compliance in all material respects with all applicable laws respecting employee benefits plans (including, without limitation, all pension, profit sharing and welfare plans, whether qualified or unqualified), employment, employment practices, employee classification, labor relations (including, without limitation the Occupational Safety and Health Act of 1970, 29 U.S.C. §§ 553, 651 et seq.), family and medical leaves, military leaves, leaves of absence generally, safety and health, wages, hours and terms and conditions of employment. The Company has complied in all material respects or accrued for all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to all employees of the Company under any Company policy, practice, agreement, plan, program or any statute or other law for services performed through the Closing Date. All employees are employed at-will and there is no policy, plan or program of paying severance pay or any form of severance compensation in connection with the termination of any employee.

3.11 Full Disclosure. No representation or warranty by Sellers in this Agreement and no statement contained in any Schedule to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. To the Knowledge of Sellers, there is no event or circumstance which Sellers have not disclosed to Buyer in writing which materially adversely affects, or could reasonably be expected to materially adversely affect, the business, prospects or condition (financial or other) of the Company or the ability of Sellers to perform this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

4. Representations and Warranties of Buyer and Parent. Buyer and, to the extent set forth in Sections 4.4, 4.5 and 4.6 below, Parent represent and warrant to Sellers as follows:

4.1 Organization and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has full corporate power to execute, deliver and perform this Agreement and all other agreements and documents to be executed and delivered by it in connection herewith.

4.2 Agreements.

(a) Enforceability. All requisite corporate action to approve, execute, deliver and perform this Agreement and each other agreement and document delivered by Buyer in connection herewith has been taken by Buyer. This Agreement and each other agreement and document delivered by Buyer in connection herewith have been duly executed and delivered by Buyer and constitute the binding obligations of Buyer enforceable in accordance with their respective terms.

(b) Consents. Except as set forth on Schedule 4.2(b), no approval or consent of, or filing with, any Person or Governmental Authority is required in connection with the transactions contemplated hereby or the execution, delivery or performance by Buyer of this Agreement or any other agreement or document delivered by or on behalf of Buyer in connection herewith.

(c) No Conflicts. No action taken by or on behalf of Buyer in connection herewith, including, but not limited to, the execution, delivery and performance of this Agreement, and each other agreement and document delivered by it in connection herewith, conflicts with or violates: (a) any Law; (b) Buyer’s Articles of Incorporation or By-Laws; or (c) any Contract by which Buyer is bound; or constitutes an event which, after notice or lapse of time or both, could result in any of the foregoing.

4.3 Investment Intent. Buyer is aware that the sale of Stock to it hereunder has not been registered under the Securities Act of 1933, as amended, or any state securities Law. Buyer is acquiring the Stock for investment only, for its own account and not with a view to, or in connection with, the further sale or transfer (outside of the consolidated group to which Buyer is a member) of all or any portion thereof.

4.4 Regulatory Compliance.

(a) Parent currently maintains all licenses, permits, approvals, clearances, consents, certificates and other evidences of approval or authority of Parent that are necessary to the conduct of the business of Parent to the full extent as required to be conducted as of the Agreement Date (“Educational Approvals”) issued by any person, entity or organization, whether governmental, government chartered, private, or quasi-private, that engages in granting or withholding Educational Approvals for, or regulates proprietary schools, their agents, or employees in accordance with standards relating to the performance, operation, financial condition, or academic standards of such schools, and the provision of financial assistance by and to such schools, including specialized accrediting agencies and loan guaranty agencies (“Education Agencies”). Schedule 4.4(a) contains a complete listing and summary description of all Educational Approvals as of the Agreement Date, inclusive of any conditions, limitations or restrictions.

(b) Parent is in compliance with the terms and conditions of all such Educational Approvals, and has timely notified and obtained all required approvals from, all applicable Education Agencies of each substantive change in Parent (including any changes in ownership or control).

4.5 There are no proceedings pending to revoke, suspend, limit, condition, restrict or withdraw any Educational Approval, and, except as reflected on Schedule 4.5, to the Parent’s Knowledge, there are no facts, circumstances or omissions concerning Parent that could result in such a proceeding. Except as disclosed on Schedule 4.5, Parent has not have received notice which would be in effect as of the Agreement date that Parent is in violation of any of the terms or conditions of any Educational Approval or alleging the failure to hold or obtain any Educational Approval. Parent has not received written or oral notice, effective as of the Agreement Date, that any of the Educational Approvals will not be renewed, and, to the Knowledge of Parent, there is no basis for non-renewal.

4.6 Parent has never participated in or qualified for participation in the Title IV Programs.

ARTICLE 5

CONDITIONS TO CLOSING

5. Closing Conditions.

5.1 Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the closing of the transaction contemplated in this Agreement is subject to the satisfaction, at or before the Closing, of the following conditions set forth in this Section 5.1:

(a) there shall be no Proceeding pending or threatened before any court, agency or other Governmental Authority (i) involving any challenge to, or seeking damages or other relief in connection with, the transactions contemplated hereby, or (ii) that may have the effect of restraining, delaying, prohibiting, invalidating, setting aside or imposing any materially adverse conditions upon the Closing, in whole or in part, and no injunction, judgment, order, decree or ruling with respect thereto shall be in effect;

(b) there shall not be pending or threatened by any Person any claim asserting that any Person other than a Seller is (i) the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company, or (ii) entitled, as stockholder, to all or any portion of the Purchase Price payable for the Stock.

(c) (i) the representations and warranties of Sellers contained in Article 3 shall be true and correct in all material respects at and as of the Closing as though then made; and (ii) Sellers shall have performed or caused to have been performed in all material respects all of the covenants and agreements required by this Agreement to be performed by Sellers or the Company at or prior to the Closing. Buyer shall have received a certificate to such effect from Sellers.

(d) Buyer shall have received from Sellers all certificates for the Stock, duly endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and transfer;

(e) Buyer shall have received the written resignation, effective as of the Closing, of each director and officer of the Company listed on Schedule 5.1(e);

(f) Buyer shall have received a certificate of good standing as of the most recent practicable date (but in any event within 5 business Days of the Closing) from the New York Secretary of State with respect to the Company;

(g) Buyer shall have received all necessary approvals, consents, waivers and clearances from all Governmental Authorities and other regulatory authorities, including, but not limited to, approval from the New York Bureau of Proprietary School Supervision (“BPSS”), approval from the Accrediting Council for Independent Colleges and Schools (“ACICS”), written notice from the USDOE, in form and substance satisfactory to Buyer, to the effect that the USDOE’s review of a pre-acquisition application has not identified any material deficiencies that would preclude the USDOE from issuing a Temporary Provisional Program Participation Agreement to the Company at, or immediately following Closing, or a Final Provisional Program Participation Agreement following Closing;

(h) The Company shall have terminated or frozen the Company’s defined benefit plan (the “Defined Benefit Plan”) in a manner reasonably acceptable to Buyer;

(i) Buyer shall have received the approval of the Senior Lender of New Horizons Worldwide, Inc., which is the parent company of Parent;

(j) Buyer shall have received the Company’s corporate books;

(k) Based upon the Acquisition Balance Sheet, a calculation of the “Acid Test Ratio” of the Company, which is applied when a change of ownership occurs in order to continue participation in any Title IV Programs, shall be completed according to USDOE guidelines and requirements published in the Code of Federal Regulations for this ratio;

(l) Sellers shall have executed the Agreement Not to Compete attached hereto as Exhibit “B”; and

(m) Buyer shall have received each other document required to be delivered to Buyer pursuant to this Agreement.

Any agreement or document to be delivered to Buyer pursuant to this Section 5.1, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Buyer.

5.2 Conditions to Sellers’ Obligations. The respective obligations of Sellers to consummate the closing of the transaction contemplated in this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions set forth in this Section 5.2:

(a) there shall be no suit, action, investigation or proceeding pending or threatened before any court, agency or other governmental authority by which it is sought to restrain, delay, prohibit, invalidate, set aside or impose any conditions upon the Closing, in whole or in part, and no injunction, judgment, order, decree or ruling with respect thereto shall be in effect;

(b) Buyer shall have executed and delivered to Sellers a certificate stating that (i) the representations and warranties of Buyer contained in Article 4 are true and correct in all material respects at and as of the Closing as though then made, and (ii) Buyer has performed or caused to have been performed in all material respects all of the covenants and agreements required by this Agreement to be performed by Buyer prior to the Closing;

(c) Buyer shall have delivered written instructions to Escrow Agent to release the Purchase Price to Sellers;

(d) Sellers shall have received each other document required to be delivered to Sellers pursuant to this Agreement; and

(e) each of the conditions set forth in Section 5.1(g) shall have been satisfied.

5.3 Any agreement or document to be delivered to Sellers pursuant to this Section 5.2, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Sellers.

ARTICLE 6

CLOSING

6. Closing. The consummation of the transactions contemplated herein (the “Closing”) will take place on the date on which all of the conditions set forth in Article 5 hereof shall have been satisfied or waived (to the extent permitted by applicable Law) and shall take place at such time and place as to which Buyer and Sellers may agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.” The transfers and deliveries described in Article 5 shall be mutually interdependent and shall be regarded as occurring simultaneously, and, any other provision of this Agreement notwithstanding, no such transfer or delivery shall become effective or shall be deemed to have occurred until all of the other transfers and deliveries provided for in Article 5 shall also have occurred or been waived in writing by the party entitled to waive the same. Such transfers and deliveries shall be deemed to have occurred and the Closing shall be effective as of 12:01 a.m. on the Closing Date.

ARTICLE 7

COVENANTS

7. Miscellaneous Covenants.

(a) Publicity. All public announcements relating to this Agreement or the transactions contemplated hereby will be made only as may be agreed upon by the parties or as required by Law.

(b) Expenses. Except to the extent otherwise specifically provided herein, Buyer shall pay all of the expenses incident to the transactions contemplated by this Agreement which are incurred by Buyer or its representatives, and Sellers shall pay all of the expenses incident to the transactions contemplated by this Agreement which are incurred by the Company or Sellers or their representatives.

(c) No Assignment. Except as provided in the following sentence, no assignment of any part of this Agreement or any right or obligation hereunder may be made without the prior written consent of all other parties, and any assignment attempted without that consent will be void. Without the consent of Sellers, Buyer may assign all or any part of this Agreement and all or any part of its rights and obligations hereunder to an Affiliate of Buyer in which event, Sellers shall execute and deliver any documents reasonably requested by the assignee(s) in connection with such assignments, but no such assignment will relieve Buyer of its obligations hereunder; provided, however, that an assignment to an Affiliate of Buyer which would either preclude or adversely impact the ability of Buyer from obtaining a consent from a Governmental Authority or other regulatory authority shall not be permitted.

(d) Further Assurances. Buyer and Sellers shall each execute and deliver to the other any and all other documents and instruments, and do and perform such acts, in addition to those expressly provided for herein, as may be reasonably necessary to carry out or evidence the consummation of the transactions contemplated by this Agreement, whether at or after the Closing.

7.2 Confidentiality. Except for the use of such information and documents in connection with the proposed transactions or as otherwise required by law or regulations (including the rules of the SEC, BPSS, ACICS and the USDOE), and except for disclosures to professionals and lenders of each party, governmental entities and as otherwise required by law, each party agrees to keep confidential any information obtained by it from the other party in connection with its investigations or otherwise in connection with this Agreement and the transactions contemplated hereby, and, if such transaction is not consummated, to return to the other party any documents and copies thereof received or obtained by it in connection with the proposed transaction. No party shall issue any press release or make any public announcement of or relating to the transaction contemplated by this letter without the prior consent of the other parties, except where a public announcement is required by law. The parties agree and acknowledge that the terms set forth in this Section 7.2 shall augment the terms of the existing Confidentiality Agreement between them dated as of May 10, 2005, which agreement shall remain in full force and effect upon the execution of this Agreement. In the event any terms included in that Confidentiality Agreement conflict with terms included herein the terms of the Confidentiality Agreement shall be controlling. Each party agrees that money damages alone will not be a sufficient remedy for any breach of the provisions of this Section 7.2, and that in addition to all other remedies Buyer or Sellers, as the case may be, shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and the non-breaching party waives the securing or posting of any bond in connection with such remedy.

7.3 Termination of Agreement. This Agreement may be terminated as follows:

(a) If (i) any of the Closing Conditions set forth in Article 5 have not been satisfied and (ii) such failure is not the result of either Buyer’s willful failure to satisfy any of Seller’s Closing Conditions or Seller’s willful failure to satisfy any of Buyer’s Closing Conditions and, therefore, the Closing has not occurred on or before either (y) May 15, 2006 (the “Target Closing Date”), or (z) July 15, 2006 (the “Extended Closing Date”), which shall apply only if the parties are working together in good faith to satisfy the Closing Conditions as of the Target Closing Date, then Sellers shall immediately authorize the Escrow Agent to return Four Hundred Twenty Five Thousand Dollars ($425,000) to Buyer and this Agreement shall automatically terminate without further liability to either party.

(b) Notwithstanding the provisions of Section 7.3(a), above, if (i) Buyer fails to satisfy the Closing Condition set forth in Section 5.1(i), above, (ii) such failure (and only such failure) affirmatively precludes Buyer from closing the transaction, and (iii) such failure occurs between February 15, 2006 and either the Target Closing Date or the Extended Closing Date, whichever date is applicable, then (x) Sellers shall immediately authorize the Escrow Agent to return Three Hundred Seventy Five Thousand Dollars ($375,000) to Buyer, (y) Buyer shall immediately authorize the Escrow Agent to release Fifty Thousand Dollars ($50,000) to Sellers and (z) this Agreement shall automatically terminate without further liability to either party.

(c) Notwithstanding the provisions of Section 7.3(a), above, if Buyer seeks to satisfy the Closing Condition set forth in Section 5.1(i), above before February 15, 2006 and Buyer is affirmatively precluded from proceeding with the transaction by virtue of the failure to satisfy such Closing Condition, then Buyer shall immediately notify Sellers of such failure and Sellers shall, within five (5) days of receipt of such notice, authorize the Escrow Agent to return Four Hundred Twenty Five Thousand Dollars ($425,000) to Buyer and this Agreement shall automatically terminate without further liability to either party.

7.4 Filings and Applications. The parties shall cooperate fully in furnishing any necessary information required in connection with consummating the transactions contemplated by this Agreement including the preparation, distribution and filing of (a) any document required by the SEC, (b) the pre-acquisition, distribution and filing of: (i) any document required by the SEC; (ii) the pre-acquisition application and all required supplementary documents with the Department of Education; (iii) the change of ownership application and all required supplementary documents with the BPSS; (iv) the application and all required supplementary documents with the ACICS; and (v) any filings, applications and notices which may be required by other federal, state and local governmental or regulatory agencies or stock exchanges in any jurisdiction.

7.5 No Shop Agreement. During the period starting on the date hereof and ending on the earlier to occur of the termination of this Agreement or the Closing Date, neither the Company nor Sellers shall (nor will they permit any of Company’s officers, directors, employees, financial advisors, brokers, stockholders or any person acting on their behalf to) consider, solicit or negotiate on behalf of Sellers or the Company, or provide or cause to be provided information to any third-party in connection with, any proposal or offer from a third-party with respect to the acquisition of the Company, all or substantially all of its assets, or any business combination involving the Company.

ARTICLE 8

INDEMNIFICATION

8. Indemnification.

8.1 Survival of Representations and Warranties. The representations and warranties of Sellers in Article 3 and of Buyer in Article 4 will survive the Closing and continue to be binding regardless of any investigation made at any time by any party; provided, however, that the parties agree and acknowledge that no duty to indemnify shall arise by virtue of:

(a) a breach of Article 3 by Sellers if Buyer had Knowledge, prior to the Closing Date, of the matter which otherwise gave rise to the duty to indemnify; and/or

(b) a breach of Article 4 by Buyer if Sellers had Knowledge, prior to the Closing Date, of the matter which otherwise gave rise to the duty to indemnify.

8.2 Indemnification by Seller. Sellers will indemnify Buyer and its Affiliates (including, without limitation, the Company) and the shareholders, directors, employees and agents of Buyer and its Affiliates (collectively, the “Buyer Indemnified Parties”) against and hold them harmless from:

(a) Representations. All Liability, loss, damage or deficiency (“Losses”) resulting from or arising out of any inaccuracy in or breach of any representation or warranty by Sellers herein or in any other agreement or document delivered by or on behalf of Sellers in connection herewith;

(b) Covenants. All Losses resulting from or arising out of any breach or nonperformance of any covenant or obligation made or incurred by Sellers herein or in any other agreement or document delivered by or on behalf of Sellers in connection herewith;

(c) Brokers and Finders. All Losses resulting from or arising out of the claims of any broker, finder, or other Person acting in a similar capacity on behalf of the Company or Sellers in connection with the transactions herein contemplated;

(d) Taxes. All Losses resulting from or arising out of any liability for Taxes of: (i) the Company for any taxable year or other taxable period that ends on or before the Closing Date and, in the case of any taxable year or other taxable period that includes the Closing Date, that part of the taxable year or other taxable period that ends at the Closing Date; or (ii) the Company that are attributable to any other corporation and that are imposed on the Company as a result of membership of the Company in any consolidated, combined or unitary group prior to the day after the Closing Date; provided, however, that Seller shall not be liable hereunder to the extent that such Losses are caused by Buyer’s acts after the Closing Date (the “Buyer’s Acts”). The foregoing exception to Seller’s duty to indemnify shall not apply to the extent that the Buyer’s Acts arise from or are otherwise caused by an error or negligent act of Seller.

(e) Benefit Plans. All Losses resulting from or arising out of any liability associated with any of the Company’s employee benefit plans, including, without limitation, the Defined Benefit Plan; and

(f) Costs. Any and all costs and expenses (including, but not limited to, legal and accounting fees) related to any of the foregoing; provided, however, that the parties shall only be liable for their pro rata share of the costs set forth in Section 8.2(d), above.

8.3 Indemnification by Buyer. Buyer will indemnify Sellers and their Affiliates (the “Seller Indemnified Parties”) against and hold them harmless from:

(a) Representations. All Losses resulting from or arising out of any inaccuracy in or breach of any representation or warranty by Buyer herein or in any other agreement or document delivered by or on behalf of Buyer in connection herewith;

(b) Covenants. All Losses resulting from or arising out of any breach or nonperformance of any covenant or obligation made or incurred by Buyer herein or in any other agreement or document delivered by or on behalf of Buyer in connection herewith;

(c) Brokers and Finders. All Losses resulting from or arising out the claims of any broker, finder or other Person acting in a similar capacity on behalf of Buyer in connection with the transactions herein contemplated;

(d) Taxes. All Losses resulting from or arising out of any liability for Taxes of the Company for any taxable year or other taxable period that ends after the Closing Date and, in the case of any taxable year or other taxable period that includes the Closing Date, that part of the taxable year or other taxable period that ends after the Closing Date; provided, however, that Buyer shall not be liable hereunder to the extent that such Losses are caused by acts of Sellers and/or the Company prior to the Closing Date; and

(e) Costs. Any and all related costs and expenses (including, but not limited to, legal and accounting fees) related to any of the foregoing.

8.4 Third Party Claims. If any legal proceedings are instituted or any claim is asserted by any third party with respect to which the Seller Indemnified Parties on the one hand, or Buyer Indemnified Parties on the other hand, may be entitled to indemnity hereunder, the party asserting such right to indemnity will give the party from whom indemnity is sought written notice thereof. A delay in giving notice will only relieve the recipient of liability to the extent the recipient suffers actual prejudice because of the delay. The party from whom indemnity is sought will have the right, at its option and expense, to participate in the defense of such a proceeding or claim, but not to control the defense, negotiation or settlement thereof, which control will at all times rest with the party asserting such right to indemnity, unless the proceeding or claim involves only money damages and the party from whom indemnity is sought: (a) irrevocably acknowledges in writing complete responsibility for and agrees to indemnify the party asserting such right to indemnity, and (b) furnishes satisfactory evidence of the financial ability to indemnify the party asserting such right to indemnity, in which case the party from whom indemnity is sought may assume such control through counsel of its choice and at its expense, but the party asserting such right to indemnity will continue to have the right to be represented, at its own expense, by counsel of its choice in connection with the defense of such a proceeding or claim. If the party from whom indemnity is sought does not assume control of the defense of such a proceeding or claim, the entire defense of the proceeding or claim by the party asserting such right to indemnity, any settlement made by the party asserting such right to indemnity, and any judgment entered in the proceeding or claim will be deemed to have been consented to by, and will be binding on, the party from whom indemnity is sought as fully as though it alone had assumed the defense thereof and a judgment had been entered in the proceeding or claim in the amount of such settlement or judgment, except that the right of the party from whom indemnity is sought to contest the right of the other to indemnification under this Agreement with respect to the proceeding or claim will not be extinguished. If the party from whom indemnity is sought does assume control of the defense of such a proceeding or claim, it will not, without the prior written consent of the party asserting such right to indemnity, settle the proceeding or claim or consent to entry of any judgment relating thereto which does not include as an unconditional term thereof the giving by the claimant to the party asserting such right to indemnity a release from all Liability in respect of the proceeding or claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such proceeding or claim.

8.5 Indemnification Threshold. Neither party shall have an obligation to provide any indemnification pursuant to this Article 8 until the aggregate dollar amount of all losses that would otherwise be indemnifiable exceeds $25,000 (the “Threshold Amount”), after which all Losses (including the Threshold Amount) shall be recoverable.

ARTICLE 9

CONSTRUCTION

9. Construction.

9.1 Definitions. When used in this Agreement, the following terms in all of their tenses and cases will have the meanings assigned to them below or elsewhere in this Agreement as indicated below:

(a) “Acquisition Balance Sheet” is defined in Section 3.3(a).

(b) “Affiliate” of any Person means any person directly or indirectly controlling, controlled by, or under common control with, any such Person and any officer, director or controlling person of such Person.

(c) “Buyer” means NHNY Acquisition Corp., Inc., a Delaware corporation.

(d) “Buyer Indemnified Parties” is defined in Section 8.2.

(e) “Closing” and “Closing Date” are defined in Article 6.

(f) “Compliance Date” means April 13, 1990.

(g) “Compliance Review” is defined in Section 3.7(e)(vii).

(h) “Contract” means any commitment, understanding, instrument, lease, pledge, mortgage, indenture, note, license, agreement, purchase or sale order, contract, promise, or similar arrangement evidencing or creating any obligation, whether written or oral, which obligation exceeds $5,000.

(i) “Defined Benefit Plan” is defined in Section 5.1(h).

(j) “Education Agencies” is defined in Section 3.7(a).

(k) “Educational Approvals” is defined in Section 3.7(a).

(l) “GAAP” means the United States generally accepted accounting principles.

(m) “Governmental Authority” means any federal, provincial, municipal, state, regional or local authority, agency, body, court or instrumentality, regulatory or otherwise, domestic or foreign, which, in whole or in part, was formed by or operates under the auspices of any federal, provincial, municipal, state, regional or local government, domestic or foreign.

(n) “Indebtedness” means, as at any date of determination thereof, (without duplication): (a) all obligations of the Company for borrowed money or funded indebtedness or issued in substitution for or exchange for borrowed money or funded indebtedness (including obligations in respect of principal, accrued interest, and any applicable prepayment charges or premiums); (b) any indebtedness evidenced by any note, bond, debenture or other debt security; (c) any capital lease obligations, excluding a lease agreement for a copy machine; (d) any indebtedness guaranteed by the Company; (e) any obligations with respect to the termination of any interest rate hedging or swap agreements; (f) any obligations of the Company under or with respect to any outstanding checks which relate to the foregoing subsections (a) through (e), it being understood that outstanding checks which are either attributable to ordinary business expenses or which do not reduce the cash balance on the Acquisition Balance Sheet shall not constitute Indebtedness; and (g) amounts due to officers and/or shareholders.

(o) “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

(p) “Law” means any common law and any federal, provincial, municipal, state, regional, local or foreign law, bylaw, rule, statute, ordinance, rule, order or regulation.

(q) “Liabilities” means responsibilities, obligations, duties, commitments, claims, and liabilities of any and every kind, whether known or unknown, accrued, absolute, contingent or otherwise.

(r) “Lien” means any lien, charge, mortgage, pledge, easement, encumbrance, security interest, matrimonial or community interest, tenancy by the entirety claim, adverse claim, or any other title defect or restriction of any kind.

(s) “Licensing Agencies” is defined in Section 3.7(e)(xviii).

(t) “Losses” is defined in Section 8.2(a).

(u) “Person” means any individual, corporation, partnership, association or any other entity or organization.

(v) “Policy Guidelines” is defined in Section 3.7(e)(xvi).

(w) “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal).

(x) “Purchase Price” is defined in Section 2.1.

(y) “Real Property” is defined in Section 3.8.

(z) “Sellers” is defined in the Preamble.

(aa) “Seller Indemnified Parties” is defined in Section 8.3.

(bb) “Student Financial Assistance” is defined in Section 3.7(e)(v).

(cc) “Tax” means any tax, charge or assessment by or liability to any Governmental Authority, including, but not limited to, any deficiency, interest or penalty.

(dd) “Title IV Programs” is defined in Section 3.7(e)(iv).

(ee) “to the Knowledge of Sellers” means the knowledge, after due inquiry, of Sellers, each director and officer of the Company and the books records and personnel of the Company.

(ff) “USDOE” means the United States Department of Education.

9.2 Notices. All notices shall be in writing delivered as follows:

(a)	If to Buyer, to:

NHNY Acquisition Corp., Inc.

1900 S. State College Blvd, Suite 200

Anaheim, CA 92806

Attn: General Counsel

(b)	If to Seller:

Henry Stern

Adele Stern

360 Cabrini Boulevard

Apt 8E

New York, NY 10040

or to such other address as may have been designated in a prior notice. Notices sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed to have been given two business days after being mailed, and otherwise notices shall be deemed to have been given when received.

9.3 Binding Effect. Except as may be otherwise provided herein, this Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except as otherwise provided in this Agreement, nothing in this Agreement is intended or will be construed to confer on any Person other than the parties any rights or benefits hereunder.

9.4 Headings. The headings in this Agreement are intended solely for convenience of reference and will be given no effect in the construction or interpretation of this Agreement.

9.5 Schedules. The Schedules referred to in this Agreement will be deemed to be a part of this Agreement.

9.6 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same document.

9.7 Governing Law; Venue. This Agreement will be governed by and construed under New York law, without regard to conflict of laws principles thereof. ANY ACTION, SUIT OR PROCEEDING AT LAW, IN EQUITY OR OTHERWISE WHICH IN ANY WAY ARISES OUT OF OR RELATES TO THIS AGREEMENT SHALL BE BROUGHT IN A STATE OR FEDERAL COURT OF COMPETENT JURISDICTION LOCATED IN THE STATE OF NEW YORK, AND ALL OBJECTIONS TO PERSONAL JURISDICTION AND VENUE IN ANY ACTION, SUIT OR PROCEEDING SO COMMENCED ARE HEREBY EXPRESSLY WAIVED BY ALL PARTIES HERETO.

9.8 Waivers. Compliance with the provisions of this Agreement may be waived only be a written instrument specifically referring to this Agreement and signed by the party waiving compliance. No course of dealing, nor any failure or delay in exercising any right, will be construed as a waiver, and no single or partial exercise of a right will preclude any other or further exercise of that or any other right.

9.9 Release. Sellers, on behalf of itself and its heirs, executors, administrators, successors and assigns, hereby releases and forever discharges the Company and its officers, directors, employees and shareholders (and each of their respective heirs, executors, administrators, successors and assigns acting in such capacities), of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, accounts, sums of money, bonds, bills, demands, damages, losses, costs or expenses, whether direct or derivative, of any nature whatsoever, known or unknown, fixed or contingent, including, without limitation, any claim for indemnification or contribution, which they now have or may hereafter have against the Company, or its officers, directors, employees and shareholders (and each of their respective heirs, executors, administrators, successors and assigns acting in such capacities), as existed or exists on or prior to the Closing Date, from the beginning of time to the Closing Date (collectively, the “Claims”). Sellers covenant that there has been no assignment or other transfer of any interest in any Claim that Sellers have or may have against the Company. Sellers covenant and agrees that Sellers shall not commence, join in, or in any manner seek relief through any suit arising out of, based upon, or relating to any Claim released hereunder, or in any manner assert or cause or assist another to assert against the Company any Claim released hereunder. Sellers acknowledge, represent, warrant and covenant that Sellers have had an adequate opportunity to determine all facts necessary to make a knowing release of all Claims released hereby and further represents, warrants and covenants that Sellers have executed this Agreement and release knowingly and without duress. NOTHING CONTAINED IN THIS SECTION 9.9 SHALL OPERATE TO RELEASE ANY PARTY FROM THEIR RESPECTIVE OBLIGATIONS SET FORTH IN THIS AGREEMENT.

9.10 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against either party.

9.11 Modification. No supplement, modification or amendment of this Agreement will be binding unless made in a written instrument which is signed by all of the parties and which specifically refers to this Agreement.

9.12 Entire Agreement. This Agreement and the agreements and documents referred to in this Agreement or delivered hereunder are the exclusive statement of the agreement among the parties concerning the subject matter hereof. All negotiations among the parties are merged into this Agreement, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, in relation thereto among the parties other than those incorporated herein and to be delivered hereunder.

[Signature pages to follow]

INTENDING TO BE LEGALLY BOUND, the parties have signed this Stock Purchase Agreement as of the date first above written.

BUYER

NHNY ACQUISITION CORP., INC.

By:	/s/ Thomas J. Bresnan
Thomas J. Bresnan
President

PARENT (ONLY AS TO SECTIONS 4.4, 4.5 AND 4.6)

NEW HORIZONS COMPUTER LEARNING CENTER OF METROPOLITAN NEW YORK, INC.

By:	/s/ Thomas J. Bresnan
Thomas J. Bresnan
President

SELLERS

/s/ Henry Stern
Henry Stern

/s/ Adele Stern
Adele Stern